SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ENZON PHARMACEUTICALS, INC.

(Name of registrant as specified in its charter)

DellaCamera Capital Master Fund, Ltd.,

DellaCamera Capital Fund, Ltd.,

DellaCamera Capital Management, LLC,

Ralph DellaCamera, Jr.,

Andrew Kurtz,

and

Vincent Spinnato

(Name of person(s) filing proxy statement, if other than the registrant)

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SIGNIFICANT SHAREHOLDER SEEKS TO REMOVE ENZON’S CEO AND

PRESIDENT JEFFREY H. BUCHALTER

DellaCamera Files Preliminary Consent Solicitation Statement with the SEC to

Amend Company’s Bylaws and Remove CEO and President

Cites Nearly Four and One-Half Year Track Record of Shareholder Value

Destruction and Excessive Executive Compensation

New York, NY, April 22, 2009 -- DellaCamera Capital Management, LLC (“DellaCamera”) and related entities, long-time, beneficial holders of approximately 8.2% of the shares of Enzon Pharmaceuticals, Inc. (“Enzon” or the “Company”) (NASDAQ: ENZN), have filed a preliminary consent solicitation statement with the Securities and Exchange Commission seeking: (1) to amend the Company’s bylaws to allow shareholders to remove the Company’s CEO and/or President from all of such person’s officer’s positions; (2) to remove Jeffrey H. Buchalter, Enzon’s current CEO and President, from such positions; and (3) to amend the Company’s bylaws to allow the Board to change these shareholder adopted bylaws only by unanimous vote.

Richard Mansouri, Portfolio Manager and Head of Research at DellaCamera, stated: “We are seeking to remove CEO and President Jeffrey Buchalter because we believe that he is directly responsible for the massive destruction of shareholder value that has occurred over his nearly four and one-half year tenure with Enzon. Mr. Buchalter has presided over an approximate 56% decline in Enzon’s stock price, which we believe is largely the result of numerous failed initiatives and a severe lack of control over the Company’s R&D expenditures, which have been spent on a number of high-risk projects that we believe are much better suited for a larger pharmaceutical company. With 2009 pre-R&D operating cash flow expected to be between $80 million to $90 million, we firmly believe in the value and significant cash flow generating potential of Enzon’s Specialty Pharmaceutical and Royalty businesses, but we have seen little evidence that Mr. Buchalter has deployed, or intends to deploy, this cash flow in a manner that will benefit the shareholders. We call upon Enzon shareholders to act before Mr. Buchalter’s policies eliminate further value.”

Ralph DellaCamera, DellaCamera’s Chief Investment Officer and Managing Member, further stated: “DellaCamera wants to empower other Enzon shareholders to free themselves from a chief executive who has been excessively enriched with a compensation package that bears no rational relation to performance. Our urgency in bringing this action stems from our strong belief that there is significant value to Enzon’s highly-profitable core assets that will not be realized as long as Mr. Buchalter remains in his current role. It is now time for Enzon shareholders to exercise their rights as the true owners of the Company and use their lawful powers to bring tangible change to Enzon. On a broader note, in this time of unprecedented business turmoil, we believe it is imperative that shareholders throughout the United States take further steps to hold management accountable for their actions.”

DellaCamera firmly believes that its three proposals are valid and enforceable under Delaware law, and it intends to aggressively pursue the consent solicitation process for the benefit of all Enzon shareholders. DellaCamera cites Section 142(b) of the Delaware General Corporation Law, which is reprinted here, as an important statutory basis for its solicitation:

“Section 142(b) - Officers shall be chosen in such manner and shall hold their offices for such terms as are prescribed by the bylaws or determined by the board of directors or other governing body. Each officer shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation.” (Emphasis added.)

DellaCamera has retained MacKenzie Partners, Inc. as its proxy solicitor; Moelis & Company LLC as its financial advisor; and Kleinberg, Kaplan, Wolff & Cohen, P.C. as its legal counsel.

PLEASE READ THE CONSENT SOLICITATION STATEMENT OF DELLACAMERA CAPITAL MASTER FUND, LTD. WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT INDIVIDUALS DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF CONSENTS OF ENZON PHARMACEUTICALS, INC. STOCKHOLDERS. YOU MAY OBTAIN THIS CONSENT SOLICITATION STATEMENT, OR ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT WWW.SEC.GOV. YOU MAY ALSO OBTAIN THIS CONSENT SOLICITATION STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION OF CONSENTS BY DELLACAMERA CAPITAL MASTER FUND, LTD., BY CONTACTING MACKENZIE PARTNERS, INC., 105 MADISON AVENUE, NEW YORK, NY 10016 AT 800-322-2885. PRESENTLY, A PRELIMINARY FORM OF THIS CONSENT SOLICITATION STATEMENT IS PUBLICLY AVAILABLE.

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Contacts:

Media:

Sard Verbinnen & Co.

Dan Gagnier/Renee Soto, 212-687-8080